Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Southland Capital Co.:

We consent to the incorporation by reference in the Amendment No. 1 to the registration statement on Form S-3 (No. 333-130252) of Placer Sierra Bancshares of our report dated May 21, 2004, with respect to the consolidated balance sheets of Southland Capital Co. as of December 31, 2003 and the related consolidated statements of income, shareholders’ equity and comprehensive income, and cash flows for each of the years in the two-year period ended December 31, 2003 (such consolidated financial statements are not presented separately in the Form S-3).

/s/ KPMG LLP

December 21, 2005